EXHIBIT 10.1

[James Eckel]

MID AMERICA BANK, FSB

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This AGREEMENT, is made effective as of December 1, 2003 (“Effective Date”), by and between Mid America Bank, fsb (the “Bank”), and James Eckel (“Executive”) and is amended and restated effective as of March 22, 2005.

WHEREAS, the Executive was previously employed by St. Francis Capital Corporation, Inc. ("St. Francis") and by the St. Francis Bank, F.S.B. (the "St. Francis Subsidiary"); and

        WHEREAS, St. Francis has merged with and into MAF Bancorp, Inc., a Delaware corporation (the “Company”) and the St. Francis Subsidiary has become a wholly-owned subsidiary of the Company through a merger with the Bank; and

        WHEREAS, the Bank desires to provide for the employment of the Executive by the Bank following the Merger and the termination of his employment agreements with St. Francis and the St. Francis Subsidiary (such agreements, as amended, the “St. Francis Employment Agreements”); and

        WHEREAS, the Executive is willing to commit himself to serving the Bank on the terms and conditions herein provided;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

    (a)               Executive shall be employed as Senior Vice President-Marketing of the Company and the Bank. The Executive shall report to the Chief Executive Officer or Chief Operating Officer of the Bank. The Executive’s duties and responsibilities shall consist of such duties and responsibilities as may from time to time be assigned to the Executive by the Chief Executive Officer or Chief Operating Officer of the Bank, which duties and responsibilities shall be duties customary for a Senior Vice President-Marketing. The Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank.

    2.              PERIOD OF EMPLOYMENT. Subject to earlier termination pursuant to Section 4 below, the period of the Executive’s employment under this Agreement (the “Period of Employment”) shall commence upon the Effective Date hereof and shall continue for a period of thirty-six (36) full calendar months thereafter at which time it is expected that Executive will continue to be employed by the Bank but not be a party to an Employment Agreement. In this regard, the Board of Directors of the Company and Bank will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

3. COMPENSATION AND REIMBURSEMENT.

    (a)              Salary. During the Period of Employment, the Bank shall pay the Executive the compensation specified in this Agreement for the services performed hereunder. The Bank shall pay the Executive as compensation a base salary (“Base Salary”) of $157,500 per year. Subject to approval of the Administrative/Compensation Committee of the Board of Directors of the Company, the Bank may increase (but not decrease) Executive’s base salary, but any such increase shall not be deemed a change to Base Salary for purposes of Section 4(c) hereof.

    (b)              Bonuses. During the period covered by this agreement, Executive shall be eligible for bonus or incentive compensation as determined by the Senior Vice President of Retail Banking of the Bank and the Compensation Committee of the Board of Directors in its sole discretion.

    (c)              Vacation; Fringe Benefits. During the Period of Employment, the Executive shall be entitled to a paid vacation, periods of absence occasioned by illness and reasonable leaves of absence, in each instance in accordance with Bank policies applicable to the Bank’s comparable executives (“Comparable Executives”).

    (d)              Benefit Plans. During the Period of Employment, the Executive shall be eligible to participate in or receive benefits under any employee benefit plans of the Bank applicable to employees generally, including, but not limited to, profit sharing and 401(k) plans, employee stock ownership (ESOP) plans, health-and-accident plans, medical coverage or any other employee benefit plans or arrangements, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

4. TERMINATION; NOTICE.

(a) The Bank may terminate the Executive’s employment with the Bank at any time, with or without Cause. The Executive may terminate his employment with the Bank at any time for any reason.

(b) As used in this Agreement, an “Event of Termination” shall mean:

(i) the termination by the Bank of the Executive’s full-time employment hereunder for any reason other than for Cause, death or Disability, or

    (ii)        the voluntary termination by the Executive of employment with the Bank following a substantial breach of this Agreement by the Bank which breach is not cured by the Bank within thirty (30) days following the date the Executive gives written Notice of Termination indicating the Executive’s intention to voluntarily terminate employment as a result thereof. For purposes of this section, “substantial breach” by the Bank shall include, but not be limited to, either of the following events:

    (1)        a reduction by the Bank in the Executive’s Base Salary or failure to pay or provide the compensation described in paragraphs 3(c) and (d) above, in either case without the Executive’s written consent; or

    (2)        the Bank requires the Executive’s principal office location to be outside of the Milwaukee, Wisconsin metropolitan area, without Executive’s written consent and exclusive of required business travel, except that the Bank may require the Executive to spend three days a week located at the corporate offices in Downers Grove, Illinois or executive offices in Clarendon Hills, Illinois.

    (c)               Following the occurrence of an Event of Termination, the Bank shall continue to pay to the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as liquidated damages, the Base Salary described in paragraph 3(a) above and to continue the medical and dental insurance benefits otherwise provided hereunder (provided Executive pays the applicable COBRA premium for such coverage) for a period that shall extend through the 36 months following the Effective Date, in exchange for such payments and benefits the Executive (or his beneficiary in the event of his death) shall execute and deliver to the Bank a release and settlement agreement pursuant to which the Executive shall waive any and all claims resulting from employment at or termination from the Bank other than payments or benefits which are expressly provided for in this Agreement or are provided for in the Statement of Benefits entered into by Executive, the Company, Bank, St. Francis and the St. Francis Subsidiary in connection with the merger. The Executive shall take reasonable steps to obtain employment and thereby mitigate the amount of liquidated damages due under this paragraph 4(c) (except in the case of Disability); provided, however, that the Executive shall not be required to accept a position other than one within a 35 mile radius of the City of Milwaukee, Wisconsin. If, during any portion of the period during which payment of liquidated damages in the form of Base Salary is continuing to the Executive pursuant to this paragraph 4(c) Executive shall receive earned income within the meaning of Section 911(d)(2)(A) of the Code, the aggregate amount of liquidated damages to be paid or provided under paragraph 4(c) of this Agreement shall be correspondingly reduced by the amount of such earned income (other than earned income received from the Company or any of its subsidiaries), and if necessary, liquidated damages payments returned to the Company.

    (d)               The term “for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry.

(e) The term “Disability” shall mean the Executive’s absence from his duties on a full-time basis for six (6) consecutive months as a result of his incapacity due to physical or mental illness and his failure to return to full-time performance of his duties within thirty (30) days after written notice of potential termination is given to Executive by the Company or Bank.

    (f)               Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto and the termination shall become effective as of the “Date of Termination” with respect thereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for the termination. The “Date of Termination” shall be:

    (i)        thirty (30) days after the Notice of Termination is given if the Notice of Termination is given by the Bank without Cause or due to Disability, or by the Executive in the absence of a substantial breach of the Agreement; or

(ii) the date the Notice of Termination is given if the termination is by the Bank for Cause; or

    (iii)        thirty (30) days after the Notice of Termination is given if the Notice of Termination is given in connection with a substantial breach of the Agreement by the Bank and such breach is not cured within such thirty (30) day period.

5. CONFIDENTIALITY AND NON-SOLICITATION.

    (a)               Executive acknowledges that during the course of his employment he has learned or will learn or develop Confidential Information (as that term is defined in this Section 5). Executive further acknowledges that unauthorized disclosure or use of such Confidential Information, other than in discharge of Executive’s duties, will cause Company or its affiliates (which include the Bank) irreparable harm.

        For purposes of this Section, Confidential Information means trade secrets (such as technical and non-technical data, a program, method, technique, process) and other confidential or proprietary information concerning the products, processes, services, or customers of Purchaser or its affiliates, including but not limited to: computer programs; marketing, or organizational research and development; business plans; revenue forecasts; personnel information, including the identity of other employees of Company or its affiliates, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, which information: (i) has not been made generally available to the public; and (ii) is useful or of value to the current or anticipated business, or research or development activities of Company or its affiliates; or (iii) has been identified to Executive as confidential by Company or its affiliates, either orally or in writing.

        Except in the course of his employment and in the pursuit of the business of Company or its affiliates, Executive shall not, during the course of his employment, or following termination of his employment for any reason, directly or indirectly, disclose, publish, communicate or use on his behalf or another’s behalf, any Confidential Information, proprietary information or other data of Company or its affiliates.

        Executive acknowledges that as to certain aspects of its business, Company and its affiliates operate and compete throughout the Chicagoland and Milwaukee areas and that Company or its affiliates will be harmed by unauthorized disclosure or use of Confidential Information regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.

    (b)               During the Period of Employment and for a period of twelve (12) months thereafter, Executive will not directly or indirectly solicit, induce or encourage any person or entity who, as of the date immediately preceding the date of the termination of Executive’s employment, is an employee or customer of the Company or any of its affiliates, to terminate his or her or its relationship with Company or its affiliates.

    (c)               Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of this Section 5 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Company or its affiliates and its legitimate and proprietary business interests and property from irreparable harm.

        Executive acknowledges that failure to comply with the terms of this Agreement will cause irreparable damage to the Company or its affiliates. Therefore, Executive agrees that, in addition to any other remedies at law or in equity available to the Company or its affiliates for Executive’s breach (other than an inadvertent breach which is promptly cured upon notice from the Company) or threatened breach of this Agreement, the Company or its affiliates is entitled to specific performance or injunctive relief, without bond, against Executive to prevent such damage or breach, and the existence of any claim or cause of action Executive may have against Purchaser will not constitute a defense thereto. Executive further agrees to pay reasonable attorney fees and costs of litigation incurred by the Company or its affiliates in any proceeding relating to the enforcement of the Agreement or to any alleged breach (other than an inadvertent breach which is promptly cured upon notice from the Company) thereof in which the Company or its affiliates prevail in full as determined by a final order entered in such action.

        In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the twelve month period described in paragraph 5(b) above (but not of Executive’s obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

    6.              EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment or severance compensation agreements between Executive and St. Francis or St. Francis Bank. This Agreement shall not, however, alter or supercede any stock option agreements or the Statement of Benefits described in paragraph 4(c) between St. Francis and/or St. Francis Bank and Executive as in effect immediately following the Merger.

    7.              MODIFICATION AND WAIVER. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

    8.              TAX WITHHOLDING. The Bank may withhold from any amounts payable to the Executive under this Agreement all applicable Federal, State, local or other withholding taxes. In the event the Bank fails to withhold such sums for any reason, it may require the Executive to promptly remit to it sufficient cash to satisfy all applicable income and employment withholding taxes.

    9.              ARBITRATION. Except as expressly set forth elsewhere in this Agreement, it is mutually agreed between the parties that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy (hereinafter referred to as “grievance”) involving the interpretation of this Agreement or the terms or conditions of this Agreement or the terms, conditions or termination of the Executive’s employment with the Company or Bank. It is the intention of the parties that the arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. Arbitration shall be initiated by one party filing a written demand on the other party. Any demand for arbitration by the Executive shall be made within 20 days after receipt of the Notice of Termination. The arbitrator shall be chosen in accordance with the voluntary labor arbitration rules of the American Arbitration Association. The place of the arbitration shall be the offices of the American Arbitration Association in Chicago, Illinois. The arbitrator shall not have jurisdiction or authority to change any of the provisions of this Agreement but shall interpret or apply any clause or clauses of this Agreement. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. The parties stipulate that the provisions hereof, and the decision of the arbitrator with respect to any grievance, shall be the sole and exclusive remedy for any alleged breach of the employment relationship and in such event the Company or Bank shall be entitled to seek relief in any court having jurisdiction thereof. The parties hereby acknowledge that subject to the foregoing exception, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement and that the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administration agency with respect to any grievance which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to any grievance, survive the termination or expiration of the Executive’s employment under this Agreement.

10. REQUIRED REGULATORY PROVISIONS

    (a)               If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s or Bank’s affairs by a notice served under section 8(e)(3), or section 8(g)(1), of the Federal Deposit Insurance Act [12 U.S.C. §1818(e)(3) and (g) (1)], the Company’s or Bank’s obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company or Bank shall (i) pay Executive all of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate such obligations as were suspended.

    (b)               If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s or Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act [12 U.S.C. §1818(e)(4) or (g) (1)], the obligations of the Company or Bank under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

    (c)               If the Bank is in default as defined in section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1813(x)(1)], all obligations under the Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Executive.

    (d)               All obligations under the Agreement shall be terminated, except to the extent continuation of the contract is necessary for the Company’s and Bank’s continued operations (i) by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company or Bank under the authority of section 13(c) of the Federal Deposit Insurance Act; or (ii) by the OTS upon approval of a supervisory merger to resolve problems related to operation of the Company or Bank or when the Company or Bank are determined by the OTS to be in an unsafe or unsound condition. Any rights of the parties already vested, however, shall not be affected by such action.

    (e)            Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.

11. MISCELLANEOUS.

    (a)               If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

(b) The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(c) To the extent not preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

    (d)               Notwithstanding anything herein to the contrary, to the extent that any compensation or benefits are paid to or received by Executive from the Bank, the Company or any other subsidiary of the Company, such compensation or benefits shall be deemed to satisfy the Bank’s obligations hereunder.

    12.              SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Bank, and its successors and Executive and his successors and assigns. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

        IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, effective as of the date first written above.

MID AMERICA BANK, FSB BY: /s/ Allen H. Koranda —————————————— Allen H. Koranda Chairman and Chief Executive Officer Executive: /s/ James Eckel —————————————— James Eckel